            As filed with the Securities and Exchange Commission on May 8, 2001
                                            Registration No. 333-_______________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  --------------------------------------------

                             REGISTRATION STATEMENT
                                   ON FORM S-8

                                      UNDER
                           THE SECURITIES ACT OF 1933
                 ----------------------------------------------

                              INGENUUS CORPORATION
             (Exact name of Registrant as specified in its charter)


                                   830 E. Arques Avenue
                                Sunnyvale, California 94086            77-0298386
         Delaware             (Address of principal executive         (IRS Employer
 (State of Incorporation)       offices, including zip code)       Identification Number)

                 ----------------------------------------------
                             1996 STOCK OPTION PLAN
                             2000 STOCK OPTION PLAN
                            (Full title of the plans)
                 ----------------------------------------------


                               Michael J. Carroll
                      President and Chief Executive Officer
                              INGENUUS CORPORATION
                              830 E. Arques Avenue
                           Sunnyvale, California 94086
                                 (408) 774-2199
            (Name, address and telephone number of agent for service)

================================================================================

                                     CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                                            PROPOSED          PROPOSED
                                            AMOUNT TO        MAXIMUM          MAXIMUM        AMOUNT OF
                                                BE       OFFERING PRICE      AGGREGATE      REGISTRATION
  TITLE OF SECURITIES TO BE REGISTERED      REGISTERED    PER SHARE (1)    OFFERING PRICE       FEE
---------------------------------------------------------------------------------------------------------
Common Stock to be issued under the 1996
   Stock Option Plan                        2,000,000     $0.365            $  730,000       $162.50
Common Stock to be issued under the 2000
   Stock Option Plan                        5,000,000     $0.365            $1,825,000       $456.50
---------------------------------------------------------------------------------------------------------
                                   TOTAL:   7,000,000                       $2,555,000       $639.00
=========================================================================================================

(1) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the price of $0.365 per share, which was the average of the high and low price per share of the Common Stock as reported on the Nasdaq National Market on May 3, 2001 (the "Market Price").

                              INGENUUS CORPORATION

                       REGISTRATION STATEMENT ON FORM S-8

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Information Incorporated by Reference.

        The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

               (a) Ingenuus Corporation's (the "Company") Registration
        Statement on Form S-1 (File No. 333-22913), as amended (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the Company's initial public offering of its Common Stock.

               (b) The Company's Registration Statement on Form 8-A (File No. 000-22565) filed pursuant to Section 12 of the Securities and Exchange Act 1934, as amended (the "Exchange Act"), on April 17, 1998, and any further amendment or report filed hereafter for the purpose of updating any such description.

               (c) The Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2000.

               (d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2001.

               (e) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  Description of Securities.

        Not applicable.

Item 5.  Interests of Named Experts and Counsel.

        Counsel for the Company, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, has rendered an opinion as to the Common Stock offered hereby. As of May 7, 2001, certain members of Wilson Sonsini Goodrich & Rosati, and investment partnerships in which such persons are partners, beneficially owned approximately 179,974 shares of the Company's Common Stock.

Item 6.  Indemnification of Directors and Officers.

        The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a Company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) any breach of their duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemption; or (iv) any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify the Company's directors and executive officers and may indemnify other officers and employees and the Company's agents to the fullest extent permitted by law. The Company believes that indemnification under the Company's Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the Bylaws would permit indemnification. The Company has director and officer liability insurance that covers matters, including matters arising under the Securities Act.

        The Company has entered into agreements to indemnify the Company's directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, provide for indemnification of the Company's directors and executive officers for judgments, fines, settlement amounts and expenses, including attorneys' fees, incurred by any of these persons in any action or proceeding, including any action by or in the right of Company, arising out of that person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the Company's request. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8.  Exhibits.

      Exhibit
      Number
      -------
        5.1         Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                    Corporation

        23.1        Consent of Independent Auditors

        23.2        Consent of Counsel (contained in Exhibit 5.1)

        25.1        Power of Attorney (see page 4)

Item 9.  Undertakings.

        (a) The Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of a report by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on May 7, 2001.

                                    INGENUUS CORPORATION

                                    By: /s/ MICHAEL J. CARROLL
                                        ----------------------------------------
                                        Michael J. Carroll
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Conrad Dell'Oca and Michael J. Carroll, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange
Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their capacities set forth below on May 7, 2001.

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
              Signature                           Title
-----------------------------      ---------------------------------------------
 /s/ CONRAD DELL'OCA               Chairman of the Board of Directors
----------------------------
 Conrad Dell'Oca


/s/  MICHAEL J. CARROLL            President and Chief Executive Officer
----------------------------       (Principal Executive Officer)
 Michael J. Carroll


/s/ RANDY SINGH                    Acting Chief Financial Officer
----------------------------       (Principal Financial and Accounting Officer)
 Randy Singh


/s/ DOUGLAS E. KLINT               Vice President, Secretary and General Counsel
----------------------------
 Douglas E. Klint


/s/ RONALD K. BELL                 Director
----------------------------
 Ronald K. Bell


/s/ AL WILSON                      Director
----------------------------
 Al Wilson



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

                               INDEX TO EXHIBITS


      Exhibit
      Number        Description
      -------       ------------------------------------------------------------
        5.1         Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                    Corporation

        23.1        Consent of Independent Auditors

        23.2        Consent of Counsel (contained in Exhibit 5.1)

        25.1        Power of Attorney (see page 4)